Exhibit 10.6B

THIRD AMENDMENT OF
JOHN BEAN TECHNOLOGIES CORPORATION
INCENTIVE COMPENSATION AND STOCK PLAN

WHEREAS, John Bean Technologies Corporation (the “Company”) maintains the John Bean Technologies Corporation Incentive Compensation and Stock Plan (the “Plan”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company now deems it necessary and desirable to amend the Plan in certain respects; and

WHEREAS, this Third Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Compensation Committee under Section 17 Amendment and Termination of the Plan, the Plan is hereby amended in the following respects:

1.     Effective February 26, 2008, Section 2.1(p) of the Plan is hereby amended in its entirety to read as follows:

“Disability” means a disability as provided in Sections 409A(a)(2)(A)(ii) and 409A(a)(2)(C) of the Code and Treas. Reg. Section 1.409A-3(a)(2).

2.     Effective January 1, 2014, Section 2.1 of the Plan is hereby amended to add a new subsection (rr) to the end thereto to read as follows:

        (rr)     “Years of Service” means the sum of (1) and (2), divided by 12, where (1) is the total number of calendar months during which a participant is employed by the Company or an Affiliate, regardless of whether such months are consecutive, and (2) is the total number of calendar months during which a participant was employed by an entity (i) that was acquired by the Company in either a stock or asset transaction or (ii) from which the Company previously spun-off, provided, in either case, (a) if such months are already counted under subsection (1), above, they shall not be counted again, and (b) in order for the months to be counted for purposes of subsection (2), the participant had to have been an active employee with such entity immediately prior to the consummation of such corporate transaction. A partial month of employment counts as a whole month.

3.	Effective December 6, 2013, Section 14.1 of the Plan is hereby amended and restated in its entirety to read as follows:

14.1     Annual Retainer.  Each Non-Employee Director will receive an Annual Retainer in such amount as will be determined from time to time by the Board. Until changed by resolution of the Board, the Grant Date of the Annual Retainer will be May 1 of each year, and the amount of the Annual Retainer will be reviewed and adjusted only by Board resolution. Each Non-Employee Director may elect to receive 0%, 50% or 100% of such Non-Employee Director’s Annual Retainer in the form of Stock Units or Restricted Units (with the form of such non-cash payment determined solely by the Committee) on the Grant Date, provided the Non-Employee Director makes an irrevocable election specifying the amount of the Annual Retainer to be paid in Stock Units or Restricted Stock Units in lieu of cash on or before December 31 of the year prior to the fiscal year in which the Annual Retainer is to be earned. The amount of the Annual Retainer, if any, that such Non-Employee Director does not elect to receive in Stock Units or Restricted Stock Units in accordance with the immediately preceding sentence will be paid in cash in quarterly installments within seventy (70) days following the end of each calendar quarter. The number of Stock Units or Restricted Stock Units constituting the Annual Retainer for each Non-Employee Director will be equal to the number obtained by dividing the value of the retainer which the Non-Employee Director has elected to receive in Stock Units or Restricted Stock Units by the Fair Market Value of the Common Stock on the Grant Date.

IN WITNESS WHEREOF, the Compensation Committee, on behalf of the Company, has caused this amendment to be executed by its duly authorized representative this 13th day of December, 2013.

JOHN BEAN TECHNOLOGIES CORPORATION

By:	/s/ Mark Montague

Its: Vice President, Human Resources